Exhibit 10.1

TRANSITION AGREEMENT, SEPARATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

This Transition Agreement, Separation Agreement and General Release of all Claims (“Agreement”) is entered into on July 14, 2011 between Coeur d’Alene Mines Corporation (“Company”) and Dennis E. Wheeler (“Executive”) (each of the foregoing individually a “Party” and collectively the “Parties”).

1. Resignation From Employment. Effective July 11, 2011 (the “Separation Date”), Executive has resigned his positions as Chairman, President and Chief Executive Officer of Company, as well as all other positions that Executive may hold as an employee, officer and/or director of Company or any of its subsidiaries or affiliates. Effective July 11, 2011, Executive has also resigned as a member of the Board of Directors of Company (the “Board”). On the Separation Date, Company shall pay Executive all unpaid wages and accrued vacation pay through the Separation Date. Executive shall execute any such additional documentation as reasonably requested by Company to effect these resignations.

2. Consulting Period.

(a) Executive and Company agree that for a period of twelve (12) months following the Separation Date (the “Transition Period”), Executive shall serve as a consultant to Company, subject to the terms and conditions of this Agreement. During the Transition Period, Executive will render those services reasonably requested by Company and/or the Board on an as-needed basis during normal business hours, which services shall include assisting Company in the transition of his duties and responsibilities, providing contact information to the officers of Company regarding Executive’s Company engagements, and such other services as may be reasonably requested by Company and/or the Board. The services described in this paragraph shall be performed at such locations, dates, and times as Company and Executive shall mutually agree. Executive agrees to use his best skill, efforts and judgment in performing such services. The Parties agree and understand that the services performed by Executive under this Paragraph 2 shall be periodic and limited in nature. During the Transition Period, the Consultant shall be entitled to accept other employment and pursue other activities and interests, so long as such employment, activities and interests do not otherwise breach Executive’s covenants and obligations under this Agreement.

(b) In consideration for Executive’s execution and nonrevocation of and compliance with this Agreement, during the Transition Period: (i) Executive shall be entitled to receive a lump sum payment, payable on Company’s first regularly scheduled pay date that occurs after the Effective Date, in the amount of $1,000,000; (ii) Executive shall be entitled to reimbursement from Company, in an amount not to exceed $75,000 in the aggregate during the Transition Period, for the actual costs incurred by Executive in connection with maintaining an office (which office, for the avoidance of doubt will not be located in a Company facility) and/or an administrative assistant of his choosing, plus reimbursement for such other reasonable business expenses approved in advance by the Chief Executive Officer or the Chairman of the Board and incurred in the performance of consulting services hereunder; provided that Executive shall be required to submit reasonable documentation of such expenses to Company prior to receiving reimbursement; and (iii) Executive shall be entitled to continued use of his current Company-provided car. The amounts described in this Paragraph 2(b) shall be the sole remuneration owed to Executive by Company in respect of the provision of the consulting services described in Paragraph 2(a).

(c) Executive shall not be authorized to incur expenses (other than as set forth in Paragraph 2(b)) or enter into agreements on behalf of or otherwise bind or represent Company during the Transition Period and thereafter, except to the extent approved in advance by Company’s Chief Executive Officer or the Chairman of the Board.

(d) During the Transition Period, Executive shall perform the services requested by Company under this Agreement as an independent contractor and shall not be deemed an employee of Company or any of its affiliates for any purpose. Accordingly, Company will not withhold federal or state income, social security, or other taxes from the payments described in Paragraph 2(b), unless otherwise required by law. Executive agrees that the Executive will be fully and solely responsible for any income or other tax liability imposed on Executive in his capacity as an independent contractor.

3. Resolution of Disputes. The Parties have entered into this Agreement as a way of severing the employment relationship between them and amicably settling any potential disputes (the “Disputes”) concerning Executive’s service with Company or the cessation thereof. The Parties desire to resolve the above referenced Disputes and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims as more fully set forth below. For these reasons, they have entered into this Agreement.

4. Termination of Employment Benefits. Executive represents, understands and agrees that Executive’s active employment with Company will end on the Separation Date and that Executive will not otherwise demand further employment with Company, except for service as a consultant as set forth in Paragraph 2. Executive understands and agrees that from and after the Separation Date, Executive shall not be entitled to any of the rights and privileges established for Company’s employees, except as otherwise provided in this Agreement.

5. Payment of Separation Benefits.

(a) In return for Executive’s execution and nonrevocation of and compliance with this Agreement, including the release that forms a material part of this Agreement, Company shall pay Executive, an amount equal to $2,800,000, subject to deductions for state and federal withholding tax, social security and other employee taxes and payroll deductions. The payment will be made in a single lump sum on Company’s first regularly scheduled pay date that occurs after the Effective Date.

(b) In accordance with the terms and conditions of Company’s 2003 Long-Term Incentive Plan and the various award agreements entered into thereunder, effective as of the Separation Date, all unvested stock option, stock appreciation right, restricted stock, restricted stock unit, performance share and performance unit awards previously granted to Executive shall remain outstanding and subject to the terms and conditions set forth in the applicable award agreements, including provisions providing for accelerated vesting and continued exercisability upon or following Executive’s Retirement (as defined therein), until such awards expire, terminate or are exercised/settled in accordance with their existing terms. For the avoidance of doubt, the cessation of Executive’s employment with Company hereunder shall be considered a termination of employment by reason of Retirement under Executive’s outstanding equity award agreements.

(c) In return for Executive’s execution and nonrevocation of and compliance with this Agreement, including the release that forms a material part of this Agreement, from and after the Separation Date, Executive and his eligible dependents will be entitled to continuation of coverage under Company’s group health insurance plan until the earlier of (1) the date Executive becomes eligible for comparable coverage (at a comparable cost) or (2) the third anniversary of the Separation Date, which benefits shall be provided at the same coverage level as in effect as of the Separation Date, and at the same premium cost to Executive that was paid by Executive at the time such benefits were provided (subject to the terms and conditions of such benefit plans as in effect from time to time).

(d) In return for Executive’s execution and nonrevocation of and compliance with this Agreement, including the release that forms a material part of this Agreement, Executive and his spouse shall be entitled to one Company-paid physical at a doctor of Executive’s choosing; provided that the expense to Company thereof shall not exceed $25,000 in the aggregate.

6. No Mitigation; No Offset. Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain.

7. No Representations as to Taxation. Company makes no representations regarding the taxability or legal effect of the payments described in this Agreement, and Executive is not relying on any statement or representation of Company in this regard. Executive will be solely responsible for the payment of any taxes and penalties assessed on the payment. Company will cooperate in good faith with Executive to avoid, to the maximum extent possible, the imposition of any tax (including interest and penalties) under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) on the payments to Executive hereunder; provided, however, that if Company adheres to the first clause of this sentence, then in no event shall Company be responsible for or indemnify Executive for any taxes (including interest and penalties) that may nonetheless be imposed under Section

409A of the Code or any similar state law.

8. Release.

(a) Except as otherwise set forth in this Agreement, in consideration of and in return for the promises and covenants undertaken in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, except as noted below, Executive does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge Company and each of Company’s predecessors, parents, subsidiaries, affiliates, associates, owners, divisions, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, shareholders, agents, attorneys, servants and employees, past and present, and each of them (collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation or PTO payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Executive (collectively, the “Claims”), which Executive now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims known or unknown, suspected or unsuspected: (1) arising out of Executive’s employment with Company, resignation of Executive’s positions as described in Paragraph 1 or cessation of Executive’s employment and/or other service with Company or (2) arising out of or in any way connected with any claim, loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Releasees, or any of them, committed or omitted on or before the date this Agreement is executed by Executive. Also, without limiting the generality of the foregoing, Executive specifically releases Releasees from any claim for attorneys’ fees, excluding reasonable attorney fees not to exceed $10,000 incurred by Executive in connection with the negotiation and execution of this Agreement. EXECUTIVE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EXECUTIVE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT RETRAINING AND NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, AND ALL STATE LAWS, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EXECUTIVE OR BY A GOVERNMENTAL AGENCY. Executive acknowledges and agrees that Executive has not suffered any on-the job injury for which Executive has not already filed a claim, that Executive has been properly provided any leave of absence because of Executive’s, or a family member’s, serious health condition, and that Executive has not been subjected to any improper treatment, conduct or actions due to or related to Executive’s request, if any, or Executive’s taking of, any leave of absence because of Executive’s own, or a family member’s serious health condition.

(b) The release provided for under Paragraph 8(a) does not apply to any Claim that, as a matter of law cannot be released, including but not limited to unemployment insurance benefits, and workers’ compensation claims. The release provided for under Paragraph 8(a) also does not preclude Executive from filing suit to challenge Company’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. Finally, the release provided for under Paragraph 8(a) does not apply to any Claim arising under or in connection with Company’s obligation (i) to pay or provide any compensation or benefit required to be paid or provided under this Agreement, (ii) to indemnify Executive for his acts as an officer or director of Company in accordance with the bylaws of Company and the policies and procedures of Company that are presently in effect, or (iii) to Executive and his eligible, participating dependents or beneficiaries in respect of claims for vested benefits under any existing welfare, retirement or other employee benefit plan of Company.

9. Covenant Not to Sue. Except as described below, Executive agrees and covenants not to file any suit, charge, or complaint against Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Executive’s employment and/or other service with Company, the resignation of Executive’s positions as described in Paragraph 1, or the cessation of Executive’s employment and/or other service with Company. Executive further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to Executive’s employment and/or other service with, or separation from, Company. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (“Commission”) or other federal, state, or local agency or participating in any investigation or proceeding conducted by such administrative agencies. However, Executive is waiving any claim Executive may have to receive monetary damages in connection with any Commission or other agency proceeding concerning matters covered by this Agreement.

10. Non-Disparagement.

(a) Executive agrees that Executive will not in any way disparage the name or reputation of Company, including: (1) Executive agrees not to make any derogatory or negative remarks about Company; (2) Executive agrees not to make any negative or derogatory remarks about the Releasees; and (3) Executive agrees not to make any remarks about any disputes Executive has had with Company or the Releasees.

(b) Company agrees that Company and its executive officers and directors will not in any way disparage the name or reputation of Executive, including: (1) Company agrees that Company and its executive officers and directors will not make any derogatory or negative remarks about Executive; and (2) Company agrees that Company and its executive officers and directors will not make any remarks about any disputes Company or any of the Releasees has had with Executive.

11. Return of Company Property. On or before the Separation Date, Executive agrees that he will return to Company: (i) all documents, records, procedures, books, notebooks and other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to Company which includes confidential information and/or trade secrets, including any and all copies of such documentation then in Executive’s possession or control, regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of Company or its representatives, agents or independent contractors; and (ii) all equipment or tangible personal property entrusted to Executive by Company, including (at the end of the Transition Period) the Company-provided car currently in Executive’s possession; provided that Company agrees that Executive may retain or take possession of the following objects of art located in Executive’s offices: (a) Rosenquist Print; (b) large metal bowl; and (c) miniature ivory objects.

12. Trade Secrets and Confidential Information. Executive acknowledges that during Executive’s employment, Executive may have had access to trade secrets and confidential information about Company, its products and services, its customers, and its methods of doing business, including but not limited to files, customer lists, pricing lists, technical data, financial data, business processes, employee lists, marketing plans and strategic plans. Executive agrees that Executive shall not disclose any information relating to the trade secrets or confidential information of Company or its customers which has not already been disclosed to the general public. This Paragraph 12 does not apply to disclosure of trade secrets and/or confidential information by Executive (i) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, provided that Executive must give Company prompt notice prior to such disclosure, (ii) as to such trade secrets and/or confidential information that becomes generally known to the public or trade without his violation of this Paragraph 12, or (iii) to Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or confidential information of Company by an Exempt Person shall be deemed to be a breach of this Paragraph 12 by Executive. In addition, Executive acknowledges and agrees that Executive remains subject to that certain Confidentiality Agreement previously executed between the Parties.

13. Non-Competition. Executive agrees not to compete with Company or its subsidiaries for a period of twelve (12) months immediately following the Separation Date (the “Non-Interference Period”) without Company’s advance written consent. For the purposes of this Agreement, to “compete” means, directly or indirectly, to establish, engage in, or assist any person or entity to establish or engage in, a business in competition with the business of Company (which, includes the business of any of Company’s subsidiaries or affiliates) in any geographical area where Company does business, whether as an employee, owner, partner, agent, employee, officer, consultant, advisor, stockholder (except as the beneficial owner of not more than five percent (5%) of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which Executive does not undertake any management or operational or advisory role), or in any other capacity, for his own account or for the benefit of any person or entity. Executive acknowledges and agrees that the scope and duration of this covenant not to compete are reasonable and fair. However, if a court of competent jurisdiction determines that this covenant is overly broad or unenforceable in any respect, Executive and Company agree that the covenant shall be enforced to the greatest extent the court deems appropriate and that the court may modify this covenant to that extent.

14. Non-Solicitation of Customers and Employees. Executive agrees that during the Non-Interference Period he shall not, directly or indirectly, on his own behalf or on behalf of others, solicit, induce or encourage any customers or business partners of Company or any of its subsidiaries to cease doing business with Company or any of its subsidiaries, or take any action or interfere with contractual arrangements or relationships between Company or any of its subsidiaries and any of their respective customers. Executive agrees that during the Non-Interference Period he shall not, directly or indirectly, on his own behalf or on behalf of others, solicit, induce or encourage any of Company’s employees to leave their employment with Company or to accept a position with another company or entity. Executive also agrees not to attempt any such prohibited activity. For purposes of this paragraph, customers shall mean such persons and entities who have purchased goods or services from Company or any of its subsidiaries at any time during the twelve (12) months preceding the Separation Date and any prospective customers with which Company or any of its subsidiaries are engaged in active solicitation of business pursuant to request for quotations or the like, at any time within the six (6) month period preceding the Separation Date.

15. Injunctive Relief. Executive and Company (a) intend that the provisions of Paragraphs 12, 13 and 14 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Paragraphs 12, 13 and 14 are reasonable and necessary to protect the legitimate interests of the business of Company and its affiliates and (c) agree that any violation of Paragraphs 12, 13 and 14 might result in irreparable injury to Company and its affiliates, the exact amount of which would be difficult to ascertain and the remedies at law for which may not be reasonable or adequate compensation to Company and its affiliates for such a violation. Accordingly, Executive agrees that if he violates or threatens to violate the provisions of Paragraphs 12, 13 and/or 14, in addition to any other remedy which may be available at law or in equity, including, but not limited to, the cessation of any payments or benefits to be provided to Executive pursuant to this Agreement, Company shall be entitled to seek specific performance and injunctive relief, and without the necessity of proving actual damages. In addition, in the event of a violation or threatened violation by Executive of Paragraphs 12, 13 and/or 14 of this Agreement, the Non-Interference Period will be tolled until such violation or threatened violation has been duly cured. If, at the time of enforcement of Paragraphs 12, 13 and/or 14 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

16. Cooperation. Executive also agrees to reasonably cooperate with Company regarding any pending or subsequently filed litigation, claims, or other disputes involving Company that relate to matters within the knowledge or responsibility of Executive during his employment with Company. Without limiting the foregoing, Executive agrees (i) to meet with Company representatives, its counsel, or other designees at mutually convenient and reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. In no event shall Executive’s cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, Company agrees that it will promptly reimburse Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Paragraph 16 upon his presentation of documentation for such expenses.

17. Full Disclosure To Company. Executive represents and hereby reaffirms that he has not knowingly withheld any material information concerning any conduct involving Company, or any of its subsidiaries or affiliates, that Executive has any reason to believe may be unlawful or may violate Company policies in any material respect. Executive further represents that he has no information to indicate that any and all certifications which he may have signed in his capacity as an officer of Company were inaccurate.

18. Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

19. Dispute Resolution. Except as set forth in Paragraph 15, in the event an alleged breach of this Agreement is claimed by a Party and the alleged breach continues without resolution for a period of thirty (30) days after written notice thereof, such alleged breach shall be resolved by arbitration, as follows:

(a) Should discussion between the parties fail to result in a resolution of a dispute between the Parties, either Party may submit the dispute to final and binding arbitration, with the proceedings to be conducted in Coeur d’Alene, Idaho. Any controversy dispute or claim arising out of or from this Agreement, or alleged breach thereof, shall be settled by arbitration pursuant to the Uniform Arbitration Act of the State of Idaho as amended and as in effect on the date either party commences arbitration proceedings. Said Act shall control the substantive and procedural aspects of the proceedings unless otherwise agreed in this Agreement. Judicial review may be had pursuant to said Act.

(b) Proceedings shall be initiated by the complaining party serving upon the other party a complaint, as would be done in court proceedings. The allegations regarding the circumstances giving rise to the issues to be arbitrated shall be stated in detail and with particularity. The party upon whom the complaint is served shall answer or otherwise respond with a pleading just as is required by the Idaho Rules of Civil Procedure for a court action. Except, however, the response shall be served upon the initiating party within thirty (30) days from the date of service of the complaint.

(c) The parties shall agree upon an arbitrator, who shall be a lawyer or retired judge and who is neutral, competent and willing to serve and, if possible, who has experience in employment law. Should the Parties fail to reach agreement within twenty (20) days from the date proceedings are initiated, the Parties shall apply to the state court in Kootenai County, Idaho for appointment of a panel of five arbitrators who meet the criteria set forth herein, following which the Parties shall alternatively strike names until a single arbitrator remains.

(d) Prehearing discovery shall not be allowed except upon order of the arbitrator for good cause, the parties being in agreement that the expense and time associated with discovery should be minimized, and that this desire should, however, be balanced against the need for each party to be able to effectively present its case.

(e) Each party to the arbitration proceedings shall bear one half of the arbitrator’s fees and expenses, which shall be promptly paid by each party monthly within fifteen (15) days from the submission by the arbitrator to the parties of his reasonably detailed and itemized statement for services rendered, which statement shall be submitted by the arbitrator at the end of each month.

(f) Each party shall bear its own attorney’s fees and costs of litigation for the proceedings before the arbitrator. This subparagraph is not applicable to court proceedings, if any and if allowed given the provisions of this arbitration provision, in which event the parties recognize that applicable law shall govern the matter, which will be decided by the court.

(g) The award of the arbitrator may be appealed or enforced by either party in accordance with the provisions of the Idaho Act.

20. Twenty-One Days To Consider Agreement. Company advises Executive to discuss this Agreement with an attorney before executing it. Executive’s decision whether to sign this Agreement is made with full knowledge that Company has advised Executive to consult with an attorney. Executive acknowledges Executive has been provided with at least twenty-one (21) days within which to review and consider this Agreement before signing it. Should Executive decide not to use the full twenty-one (21) days, then Executive knowingly and voluntarily waives any claim that Executive was not in fact given that period of time or did not use the entire twenty-one (21) days to consult an attorney and/or consider this Agreement. Executive acknowledges that Company has not asked Executive to shorten the 21-day time period for consideration of whether to sign this Agreement. The Parties agree that any changes, whether material or immaterial, to this Agreement, do not restart the running of the 21-day period.

21. Right of Revocation. Executive shall deliver the executed original of the Agreement to Kelli C. Kast, Company’s Senior Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary. However, the Parties acknowledge and agree that Executive may revoke this Agreement for up to seven (7) calendar days following Executive’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired. The Parties further acknowledge and agree that such revocation must be in writing addressed to and received by Kelli Kast not later than noon on the eighth (8th) day following execution of this Agreement by Executive. If Executive revokes this Agreement under this paragraph, this Agreement shall not be effective or enforceable and Executive will not receive the monies and benefits described above, including those described in Paragraphs 2(b) and 5 above.

22. Effective Date. If Executive does not revoke this Agreement in the time frame specified in the preceding paragraph, the Agreement shall be effective at 12:00:01 p.m. on the eighth (8th) day after it is signed by Executive (the “Effective Date”).

23. Choice of Law. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of Idaho without regard to its conflict of laws provisions.

24. Non-Admission. Even though Company will provide consideration for Executive to release Claims, Company does not admit that it engaged in any unlawful or improper conduct toward Executive and is not aware of any such conduct by Executive. The Parties agree that this Agreement shall not be construed as an admission by either Party that it or he has violated any statute, law or regulation, breached any contract or agreement, or engaged in any improper conduct. Executive is not aware, to the best of Executive’s knowledge, of any conduct on

Executive’s part or on the part of another Company employee that violated the law or otherwise exposed Company to any liability, whether criminal or civil, whether to any government, individual or other entity. Further, Executive acknowledges that Executive is not aware of any material violations by Company and/or its employees, officers, directors and agents of any statute, regulation or other rules that have not been addressed by Company through appropriate compliance and/or corrective action. In addition, Company hereby represents that the Board is not aware of any material violations by Executive that have not been addressed by Executive through appropriate compliance and/or corrective action.

25. Section 409A Compliance. For purposes of Section 409A of the Code, each payment hereunder shall be considered a separate payment.

26. General Terms And Conditions.

(a) If any provision of this Agreement or any application of any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

(b) The Parties represent and warrant that neither Party has heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. Each Party agrees to indemnify and hold the other Party harmless against any claim, demand, right, damage, debt, liability, account, action, cause of action, cost or expense, including attorneys’ fees or costs, actually paid or incurred, arising out of or in any way connected with any such transfer or assignment or any such purported or claimed transfer or assignment.

(c) This Agreement and all covenants and release set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.

(d) The Parties acknowledge each has read this Agreement, that each fully understands his or its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily. The Parties acknowledge that each has had the opportunity to consult with an attorney of his or its choice to explain the terms of this Agreement and the consequences of signing this Agreement.

(e) The Parties acknowledge each may later discover facts different from, or in addition to, those the Party now knows or believes to be true with respect to the Claims released in this Agreement, and agrees the release shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any such different or additional facts.

(f) This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party hereto because that Party drafted or caused that Party’s legal representative to draft any of its provisions.

(g) The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced in this Agreement. Each Party acknowledges that he or it has relied solely upon his or its own legal and tax advisors and that the lawyers, accountants and advisors to the other Party have not given any legal or tax advice to such Party in connection with this Agreement. Executive acknowledges and agrees that Executive shall not be entitled to any payments or benefits under that certain Second Amended and Restatement Employment Agreement between the Parties, dated as of December 31, 2008, as amended (the “Employment Agreement”) as a result of or upon or following Executive’s resignation from employment with Company hereunder, which Employment Agreement shall be of no further force or effect.

(h) Except as otherwise provided herein, in the event Executive materially breaches any term of this Agreement, all compensation shall cease, and Company and its successors shall have the right to recover all money paid or provided hereunder.

(i) Any modifications to this Agreement must be made in writing and signed by Executive and Company.

(j) This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile or email shall be deemed effective for all purposes to the extent permitted under applicable law.

[signature page follows]

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS BEEN ADVISED THAT THIS RELEASE IS A BINDING AND LEGAL DOCUMENT. EXECUTIVE FURTHER AGREES THAT HE HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO REVIEW THE PROVISIONS OF THIS RELEASE AND HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS RELEASE EXECUTIVE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY COMPANY OR ANY OF ITS EXECUTIVES OR REPRESENTATIVES REGARDING THIS RELEASE’S SUBJECT MATTER AND/OR EFFECT. EXECUTIVE HAS READ AND FULLY UNDERSTANDS THIS RELEASE AND VOLUNTARILY AGREES TO ITS TERMS.

AGREED AND UNDERSTOOD:

Date: July 14, 2011	/s/ Dennis E. Wheeler
Dennis E. Wheeler

Date: July 14, 2011	COEUR D’ALENE MINES CORPORATION

	By:	/s/ Robert E. Mellor